EXHIBIT 10.38

                                LICENSE AGREEMENT

THIS Agreement is made and entered into as of this 21st day of February 2005 (Effective Date), by and between, Patriot Scientific, Inc., a Delaware corporation, doing business at 10989 Via Frontera, San Diego, California 92127 (hereinafter referred to as PTSC) and Advanced Micro Devices Inc., a Delaware corporation doing business at 5204 East Ben White Boulevard, Austin, Texas 78741 (hereinafter referred to as LICENSEE) including Spansion Inc. and all current Affiliates of AMD and Affiliates formed by AMD over the course of this Agreement for which AMD owns or controls more than 50% of the shares, board seats, or equity in the entity. This Agreement shall apply to all current AMD Affiliates, in the same manner it applies to AMD, for the term of this Agreement even if these legal entities cease in the future to be an "Affiliate" of AMD, as defined above.

WHEREAS PTSC is the developer of the IGNITE 32-bit microprocessor (hereinafter referred to as the Licensed Microprocessor), and possesses certain design and engineering drawings relating thereto, and other confidential and trade secret information relating to the Register Transfer Level documentation of the IGNITE microprocessor (hereinafter collectively referred to as the Licensed Technology).

WHEREAS LICENSEE desires to acquire from PTSC a non-exclusive license to manufacture, have made, design, and sell products containing the Licensed Microprocessor.

WHEREAS PTSC is willing to grant such a license upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1.    License

PTSC hereby grants and agrees to grant to LICENSEE a worldwide, irrevocable, perpetual, non-exclusive license under LICENSEE's patent, copyright, trade secret and other intellectual property rights in or related to the Licensed Technology and Licensed Microprocessor to manufacture, have made, use, import, create derivatives works of, display, perform, copy, distribute, offer for sell, and sell any products containing the Licensed Microprocessor or any derivatives thereof developed by or for LICENSEE or any portion of any of the foregoing (hereinafter referred to as Products) and engage in any services related thereto. PTSC hereby grants and agrees to grant to LICENSEE a worldwide, irrevocable, perpetual, non-exclusive license under LICENSEE's patent, copyright, trade secret and other intellectual property rights in or related to the Licensed Technology and Licensed Microprocessor to use and copy the Licensed Technology, any derivatives thereof, or any portion thereof to make Products or perform any services as licensed herein. LICENSEE may sublicense the rights set forth herein only to third parties (e.g., foundry, distributor, design consultants, benchmark agencies, etc.) that assist LICENSEE in exercising any of it's licensed rights set forth herein. LICENSEE may use or not use the Licensed Technology in LICENSEE's sole discretion, and LICENSEE has no obligation to use the Licensed Technology in any capacity. PTSC agrees to provide all deliverables


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to LICENSEE necessary to engage in the licenses and covenants provided herein and in the separate Patent License. These deliverables include but are not limited to all Ignite RTL and other high level language implementations, copies of all GDSII files, gerber files, PCB information, test vectors, packaging information, design rules, product tooling, special CAD software, databases, simulation tools, software, compilers, development tools, and any other information, software, or tangible required to exercise the rights granted herein. If third party rights are needed to use any such deliverables, PTSC will assist AMD in contacting such third parties and working with such third parties to obtain all necessary rights.

2. Licensing Royalties, Payment, Use of License

      2.1 During the term of this Agreement, LICENSEE shall maintain complete records of Products that are subject to royalty under this Section and are manufactured, distributed, sold or given away. These records shall be available for audit, on reasonable notice by a representative of PTSC, per Section 4.

      2.2 Running Royalty. LICENSEE shall aggregate a royalty for every Unit sold as set forth herein. LICENSEE will aggregate such royalties over each calendar quarter and shall make payment of such aggregated royalties to PTSC net forty-five (45) days from the end of each calendar quarter. A royalty under this Agreement shall only be due for Product that was actively derived and designed from direct use or incorporation of Licensed Technology or the Licensed Microprocessor tangibles into the Product. Royalties shall be due for no other Product and under no other circumstances. The royalty under this Agreement shall be a royalty of [***]*."Sale" as used in this Section shall include any commercial units given away by AMD for commercial use by another party, however, "sale" shall not include the provision of reference design kits (RDKs) or like development or beta products that are provided for the purpose of trying to secure subsequent volume sales of Products from a partner or customer. "Sale" shall also include the consumer end use of Product by AMD internal to their operations.

      2.3 License Issue Fee and Maintenance Fee. In consideration of the rights granted herein LICENSEE shall pay to PTSC a License and Maintenance fee of [***]*. Minimum Royalties. The Parties hereto mutually agree that there shall be no minimum quarterly royalties.

      2.4 The term Unit, for the purposes of this License Agreement, means an integrated circuit Product in the form it is advertised and provided to customers by Licensee. One Product is subject to one royalty regardless of the extent of Licensed Technology or Licensed Microprocessors used within that one Product.

      2.5 Withholding Taxes. All amounts owing from LICENSEE to PTSC under the Agreement and the Patent License are final amounts, and shall not be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, including United States taxes, payable by LICENSEE, or any taxes required to be withheld by LICENSEE to the extent such taxes are imposed by reason of LICENSEE having a permanent establishment in any country or otherwise being subject to taxation by such country.


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3.    Reports and Audits

      3.1 Within forty-five days following the end of each calendar quarter during the term of this agreement, LICENSEE shall deliver to PTSC the appropriate running royalty payment and a statement duly verified by an executive of LICENSEE setting forth, in detail, by Product number the specific number of Units that were manufactured and/or sold during the preceding quarterly period and subject to royalty. Said detailed statement shall include all information necessary, in combination with the current price list and calculations, to justify the amount due for the reporting period. Such royalty payment shall be made in U.S. dollars. In the event where no royalties are due for two (2) consecutive quarters and it is reasonable to assume that no more royalties will be due under this Agreement, then all reporting obligations placed on LICENSEE under this Agreement shall cease as long as royalties are not actually accumulating. Should royalties ever start to accumulate again the future, LICENSEE shall restart quarterly reporting procedures under this Agreement. AMD only has to begin reporting under this Agreement if the Licensed Technology or Licensed Microprocessor deliverables begins to be used by AMD in a commercial manner, else no reporting or payment is required.

      3.2 In the event PTSC elects to audit the reported sales or royalty payments and/or reports, made by LICENSEE such audits shall only be made after 30 days written notice to LICENSEE by PTSC and shall be conducted at LICENSEE place of business. Audits cannot be conducted more than once annually.

4.    Confidentiality and Proprietary Rights

      4.1 Confidential Information. For a period of seven (7) years following first disclosure thereof, each party shall maintain in confidence the confidential information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be confidential (the "Confidential Information") at the time of disclosure, and shall not use, disclose or grant the use of the Confidential Information except as licensed herein or on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators, contractors, or other people or entities reasonably needed in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information, however, both parties agree to only assert one of either breach of contract or misappropriation of trade secret claims (not both) against a party in the event unauthorized use or disclosure of Confidential Information.


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      4.2 Permitted Disclosures. The confidentiality obligations contained in
Section 6.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party.

      4.3 Terms of the Agreement. Except as otherwise provided in Section 6.2 above or as required in order to operate in accordance with applicable laws and regulations (e.g., disclosure to legal counsel, accounting firms, etc.), LICENSEE shall not disclose any terms or conditions of the Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, during the term of this Agreement, LICENSEE may disclose that it holds a non-exclusive license to the Licensed Technology.

      4.4 Proprietary Rights. All ownership of patent rights, copyrights, trade secret rights and other proprietary rights in the Licensed Technology shall remain with PTSC and their licensors, and no right or license is granted to LICENSEE hereunder except for the non-exclusive license expressly set forth in
Section 1 above.

5.    Term

The term of this Agreement shall begin upon the date of execution hereof and shall continue until all intellectual property under this Agreement has expired or ceases to be enforceable.


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6.       Termination

         6.1 LICENSEE shall have the right to terminate this Agreement with or without cause on thirty (30) days written notice to PTSC provided that LICENSEE pays all fees then due and owed to PTSC. If LICENSEE is terminating for cause, then LICENSEE shall state this reason for termination in the written notice provided to PTSC.

      6.2 If LICENSEE shall become insolvent, or shall make any assignment for the benefit of creditors, or if LICENSEE is adjudged bankrupt, or if a voluntary and/or involuntary bankruptcy is filed on behalf of LICENSEE, and/or if a receiver and/or trustee of LICENSEE property shall be appointed, this agreement shall immediately terminate and all orders in production shall be disposed of in accordance with paragraph 6.3 below. No other orders shall be accepted for manufacture without the approval in writing by PTSC. LICENSEE if unable to manufacture said orders shall offer these orders to PTSC, at their option, to produce said orders.

      6.3 If this Agreement is terminated pursuant to paragraph 6.1 or 6.2 above, then, for a period of three (3) years following the effective date of termination, LICENSEE shall have the right to complete any design activity in progress at the time of termination but shall not begin any new design activity using the Licensed Technology deliverables thereafter. If this Agreement is terminated pursuant to paragraph 6.1 or 6.2 above, then, LICENSEE may continue all support, marketing, and sale of products containing or using the Licensed Technology or Licensed Microprocessor until the Products are end-of-lifed in accordance with LICENSEE's then current end-of-life policy. However, all products that continued to be sold by LICENSEE under this Section using the Licensed technology deliverables shall continue to accrue the royalties and fees set forth in this Agreement, unless this Agreement was terminated for PTSC's breach of this Agreement. If this Agreement is terminated by LICENSEE for PTSC's breach of this Agreement, LICENSEE shall be entitled to cease all royalty payments to PTSC until the losses associated with PTSC's breach are recouped by LICENSEE. And, any such recouped fees actually retained by LICENSEE hereunder shall be offset against any monetary remedy that LICENSEE may later receive against PTSC in law or equity.

      6.4 The provisions of paragraphs 0, 0, 0 and 0 shall survive any expiration or termination hereof. Section 1 shall also survive only to the extent necessary for LICENSEE to perform in accordance with Section 6.3.

7.    Assignment

Neither party shall assign any rights, duties or obligations of this agreement or the subject matter of this agreement without the prior written consent of the other party, which shall not be unreasonable withheld if the assignment will not material impair the parties ability to conduct business after the assignment.

8.    Sublicense

LICENSEE shall not sublicense or transfer in any way, any right, duty or obligation under this agreement or the subject matter of this agreement unless expressly set forth herein.

9.       Representations and Warranties

      9.1 Nothing in this agreement shall be construed as a warranty or representation by PTSC as to the validity or scope of any patent or a warranty or representation that anything made, used, sold, leased or otherwise disposed of under any License granted in this Agreement is or will be free from infringement of patents of third parties.

      9.2 PTSC represents and warrants that:


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            (i) it has the right to provide the licenses set forth herein;

            (ii) it has not assigned, exclusively licensed, or transferred any intellectual property rights within the last two years of the Effective Date of this Agreement to another party or any affiliate or subsidiary that claims or covers the Licensed Microprocessor or the Licensed Technology;

            (iii) any software and Licensed Technology provided under this Agreement contains no open source software and was created with no open source software of which LICENSEE was not notified of in writing prior to the Effective Date;

            (iv) there are no pending proceedings, mediation, arbitration, or litigation before any court, tribunal, government office, or equivalent authority anywhere in the world or any other adverse written claims or, to the actual knowledge of PTSC, no such proceedings, litigation or adverse claims have been threatened in writing, by any person or legal entity that are related to the Licensed Technology and/or Licensed Microprocessor;

            (v) to the actual knowledge of the PTSC, the use of the Licensed Technology and Licensed Microprocessor, as conducted by PTSC up until the Effective Date, does not infringe any intellectual property rights of any other party.

            (vi) the Licensed Technology and Licensed Microprocessor are free from material defect(s), function in accordance with applicable standards and documentation, and are manufactured within standard yields and performance associated generally with the fabrication facilities used by PTSC for a period of one (1) year from the Effective Date of this Agreement.,

            (vii) that all noncompliances of the Licensed Technology and Licensed Microprocessor in the past have been corrected or subject to a proper errata that has been provided to LICENSEE. PTSC agrees to indemnify, defend, and hold LICENSEE harmless, at LICENSEE's option, for any breach of any warranty under this Section 8.

      9.3 PTSC shall be under no obligation whatsoever to institute suits to prosecute infringers under any patent directed to products containing the Licensed Technology nor shall PTSC be in any way responsible or liable to LICENSEE for failure to prosecute infringers. If PTSC elects to prosecute any infringers, the conduct of such suit shall be directed by and any recoveries therefrom shall belong entirely to PTSC.

10.   Liability

LICENSEE shall indemnify and hold PTSC harmless against third parties for any and all claims relating to or arising from the use, manufacture or supply of Products by LICENSEE, except to the extent such claim is based on content or use solely of the Licensed Technology and/or Licensed Microprocessor as provided by PTSC. Except with respect to breaches of confidentiality or indemnity obligations, in no event shall either party be liable for any indirect, special or consequential damages, such as loss of anticipated profits or any other economic loss in connection with or arising out of this Agreement. Except for breaches of warranty or indemnity obligations under this Agreement, the aggregate liability of a party to this Agreement shall be capped at the total amount paid by LICENSEE to PTSC under this and related Agreements.


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13.   Notices

All notices required or permitted under this agreement shall be in writing and shall be effective upon receipt, and addressed to the respective parties at their addresses set forth below or to any other address designated by the parties at a later date.

LICENSEE                                       PTSC
--------                                       ----
5204 East Ben White Boulevard                  10989 Via Frontera
Austin, Texas 78741                            San Diego, California 92127
Attn: General Counsel

14.   Severability

Each provision of this Agreement is severable from all other provisions of this Agreement and if one or more of the provisions herein is declared invalid, the remaining provisions shall, nevertheless, remain in full force and effect; provided, however, if any paragraph shall be declared invalid, LICENSEE and PTSC shall execute, as soon as possible, a supplemental agreement to restore, to the extent legally possible, the protection by said paragraph.

15.   Attorney Fees and Choice of Law

This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly in that State. Venue for the determination of any dispute or controversy or claim between PTSC and LICENSEE, arising out of or relating to this License Agreement or the breach, termination, interpretation, or invalidity thereof, shall be proper in California. The prevailing party in any action to enforce or otherwise interpret this Agreement shall be entitled to reasonable legal fees and also for reimbursement of all other costs incurred in such an action.

16.   Headings

The headings or titles of the paragraphs of this agreement are for convenience only, are not a part of this agreement, and shall not be used as an aid in construction of any provision thereof.

17.   Waiver

No waiver of, acquiescence in or consent to any breach of or default under this agreement shall be deemed a waiver of, acquiescence in or consent to any other breach or default occurring at any time.

18.   Counterparts

This agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The headings contained in the agreement have been inserted for convenience of reference only and shall not modify, define, expand or limit any of the provisions of this agreement.

19.   Complete Agreement

This document constitutes the complete agreement between the parties and supersedes any prior understanding and agreements between and among them with respect to the subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement shall not be amended or rescinded except by a further written agreement execute by both parties.


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IN WITNESS WHEREOF, LICENSEE and PTSC have caused this License Agreement to be executed in duplicate originals by their duly authorized representative each of whom in executing this document warrants his or her authority to bind their respective company to this Agreement.

PTSC:                                   Patriot Scientific, Inc.
                                        A  Delaware corporation


                                        By: /S/ J.E. WALLIN
                                           -------------------------------------
                                           J. E.  Wallin

                                           Title:  CEO

                                           Dated: February 21, 2005

LICENSEE:                               Advanced Micro Devices


                                        By: /S/ HARRY A. WOLIN
                                           -------------------------------------
                                           Harry A. Wolin

                                           Title: Senior Vice President and
                                                  General Counsel

                                           Dated: February 21, 2005

[***]* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


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